                    [LETTERHEAD OF MORRISON & HECKER L.L.P.]

                                January 20, 1998

Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

Re: 26,615,926 Common Units

Ladies and Gentlemen:

    We have acted as your counsel in connection with the preparation of the
Registration Statement on From S-4 (Registration no. 333-      ) (the
"Registration Statement") and the Joint Proxy Statement/ Prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") on January 20, 1998. The Registration Statement covers a total of 26,615,926 Common Units ("Common Units") representing limited partner interests in Kinder Morgan Energy Partners, L.P. (the "Partnership") to be issued and distributed by the Partnership pursuant to that certain Purchase Agreement dated October 18, 1997 (the "Purchase Agreement") between the Partnership, Kinder Morgan G.P., Inc., Santa Fe Pacific Pipeline Partners, L.P., Santa Fe Pacific Pipelines, Inc., and SFP Pipeline Holdings, Inc.

    The opinions expressed herein are given only with respect to the present status of the substantive laws of the state of Delaware. We express no opinion as to any matter arising under the laws of any other jurisdiction.

    In rendering the opinions set forth below, we have examined and relied on the following: (1) the Registration Statement and the Joint Proxy Statement/Prospectus; (2) the Purchase Agreement; (3) the Partnership's Second Amended and Restated Agreement of Limited Partnership dated January 14, 1998; and (4) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinions set forth below.

    Based on and subject to the foregoing and other qualifications set forth below, we are of the opinion that the Common Units which are to be issued and distributed by the Partnership as contemplated by the Registration Statement, the Joint Proxy Statement/Prospectus and the Purchase Agreement have been duly authorized for issuance and when issued and distributed will be duly issued and, on the assumption that the Limited Partners of the Partnership take no part in the control of the Partnership's business and otherwise act in conformity with the provisions of the Partnership's Second Amended and Restated Agreement of Limited Partnership regarding control and management of the Partnership (Articles VI and VII), such Common Units will be fully paid and nonassessable.

    We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the headline "Legal Matters" in the Joint Proxy Statement/Prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,

                                          /s/ MORRISON & HECKER L.L.P.
                                          --------------------------------------
                                          MORRISON & HECKER L.L.P.